GUARANTY AND SECURITY AGREEMENT

THIS DOCUMENT CONTAINS A WAIVER OF TRIAL BY JURY

This GUARANTY AND SECURITY AGREEMENT dated as of March ___, 2013, is made by the entities or individuals which have signed below (individually or collectively, “Guarantor”), in favor of Midland American Capital Corporation, a Nevada Corporation (“Creditor”).

FOR GOOD AND VALUABLE CONSIDERATION, and to induce Creditor to extend financial accommodations to Debtor (as defined below), Guarantor agrees as follows:

1. DEFINITIONS AND CONSTRUCTION.  AS USED HEREIN:

1.1  “Acceptable Forums” – See Section 18.1 hereof.

1.2  “Agreement” – This Guaranty, as amended.

1.3  “Bankruptcy Code” – Title 11 of the United States Code.

1.4  “Chosen State” – Nevada.

1.5  “Collateral” – All Guarantor’s present and future Accounts, Chattel Paper; Goods, including Inventory and Equipment; Instruments, Investment Property; Documents; and General Intangibles and the proceeds thereof.

1.6 “Credit Documents” –

1.6.1  That certain Factoring and Security Agreement dated of essentially even date herewith between, inter alia, BioZone Laboratories, Inc., a California corporation, and Creditor, all documents executed in connection therewith, and all amendments or renewals to or of any of the foregoing, or any other document evidencing a Guaranteed Obligation.

1.7  “Creditor” – See Preamble.

1.8  “Debtor” – BioZone Laboratories, Inc., a California corporation, and all its successors-in-interest by operation of law or otherwise, including any Trustee (as defined in the Bankruptcy Code) or debtor-in-possession, and any successor-in-interest arising out of any merger or reorganization involving such entity, whether it is the surviving or the disappearing entity.

1.9  “Guaranteed Obligations” –

1.9.1  All present and future obligations of Debtor to Creditor, including but not limited to obligations arising out of the Credit Documents, including interest that, but for the filing of a petition under the Bankruptcy Code with respect to Debtor, would have accrued on any such obligations, and attorneys’ fees.

1.10  “Guarantor” – See Preamble.

1.11 “Guaranty Opponent” – See Section 4.2 hereof.

1.12  “Intercreditor Agreements” – Those certain intercreditor agreements by and among Subordinating Creditors and Creditor, each dated as of an approximately even date herewith.

1.13“Permitted Liens” - Liens and security interests held by Creditor, liens and security interests held by Subordinating Creditors as permitted by the Intercreditor Agreements, and liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due.

1.14  “Subordinating Creditors” – OPKO Health, Inc., Barry Honig, and Olycra Limited Partnership, and any successors or assignees thereof.

2. GUARANTY

2.1  Promise to Pay and Perform.  Guarantor unconditionally and irrevocably guarantees to Creditor the prompt payment and performance of the Guaranteed Obligations whether or not the Guaranteed Obligations are found to be invalid, illegal or unenforceable, this being a guaranty of payment and not a guaranty of collection.

2.2  Cumulative Obligations.  The obligations hereunder are in addition to any other obligations of Guarantor under any other guaranties of the indebtedness or other obligations of Debtor or any other person at any time given to Creditor.  This Agreement shall not affect or invalidate any such other guaranties.

2.3  Continuing Guaranty.  This Agreement shall remain in full force and effect notwithstanding the fact that, at any particular time, no Guaranteed Obligations may be outstanding.

2.4  Joint and Several Obligation; Independent Obligation.  Guarantor is directly, jointly, and severally with all other guarantors of the Guaranteed Obligations liable to Creditor.  The obligations of Guarantor hereunder are direct and primary and are independent of the obligations of Debtor or any other such guarantor, and a separate action may be brought against Guarantor irrespective of whether an action is brought against Debtor or any other guarantor or whether Debtor or any such other guarantor is joined in such action.  Guarantor’s liability hereunder shall not be contingent upon the exercise or enforcement by Creditor of any remedies it may have against Debtor or any other guarantor or the enforcement of any lien or realization upon any security Creditor may at any time possess.  Any release that may be given by Creditor to Debtor or any other guarantor shall not release Guarantor.

3. COVENANTS.

3.1  Guarantor shall keep informed of Debtor’s financial condition as well as all other circumstances that bear upon the risk of nonpayment of the Guaranteed Obligations.

3.2  Guarantor shall, from time to time, at the expense of Guarantor, promptly execute and deliver all further documents and take all further action that may be necessary, or that Creditor may reasonably request, to enable Creditor to exercise and enforce its rights and remedies hereunder.

3.3  Guarantor shall not create, incur, assume or permit to exist any non-purchase-money lien, except Permitted Liens, upon or with respect to any of its assets.  Guarantor authorizes Creditor to record a record in any public records filing office advising third parties that the taking of any such lien by them may constitute the tortious interference with Creditor’s rights hereunder.

3.4  Creditor may inspect any Collateral at any time upon reasonable notice.

3.5  Creditor may at any time notify any Account Debtors to make payments directly to Creditor.

4. LIMITATION ON LIABILITY IN CERTAIN SITUATIONS.

4.1  Notwithstanding the generality of the foregoing definition of indebtedness, the liability of each Guarantor hereunder is limited to the lesser of the following amounts minus, in either case, one dollar:

4.1.1  The lowest amount which would render this Guaranty a fraudulent conveyance under the Uniform Fraudulent Transfer Act, or other similar or analogous law or statute of the appropriate jurisdiction; and

4.1.2  The lowest amount which would render this Guaranty a fraudulent transfer under Section 548 of the Bankruptcy Code.

4.2  It is presumed that the liability of Guarantor hereunder is equal to the amount of the obligations guaranteed.  Therefore, in the event that any Guarantor, or successor-in-interest thereof (“Guaranty Opponent”), shall claim that the amount of liability hereunder is less than the amount of the obligations guaranteed hereunder, the burden of proof with respect to the amount of such liability shall rest with the Guaranty Opponent, in light of the fact that the information concerning and circumstances of the financial condition of Guarantor is more readily available to and under the control of the Guaranty Opponent.

5.  GRANT OF SECURITY INTEREST.

5.1  To secure the payment and performance in full of Guarantor’s obligations hereunder, Guarantor grants to Creditor a security interest in the Collateral and all proceeds and products thereof.

6. PAYMENTS.

6.1  Nature and Application of Payments.  Creditor may apply any payment with respect to the Guaranteed Obligations or any other amounts due hereunder in such order, as Creditor shall in its sole and absolute discretion determine, irrespective of any contrary instructions received from any other person.

6.2  Indefeasible Payment; Revival.  If any portion of any payment to Creditor hereunder is set aside and repaid by Creditor for any reason after being made by Guarantor, the amount so set aside shall be revived as a Guaranteed Obligation and Guarantor shall be liable for the full amount Creditor is required to repay plus all costs and expenses (including attorneys’ fees, costs, and expenses) incurred by Creditor in connection therewith.

6.3  ACH Authorization.  In order to satisfy any of the Guaranteed Obligations, Guarantor authorizes Creditor to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Guarantor.

7. REPRESENTATIONS AND WARRANTIES.

7.1  Guarantor represents and warrants as follows (which representations and warranties shall be true, correct, and complete at all times):

7.1.1  This Agreement is not made by Guarantor in reliance on any representation or warranty, express or implied, by Creditor concerning the financial condition of Debtor, the nature, value, or extent of any security for the Guaranteed Obligations, or any other matter, and no promises have been made to Guarantor by any person to induce Guarantor to enter into this Agreement, except as set forth in this Agreement.  Guarantor is presently informed of the financial condition of Debtor and of all other circumstances that a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.

7.1.2  The consideration received by Guarantor in connection with this Agreement is adequate and satisfactory in all respects, and represents reasonably equivalent value, to support this Agreement and Guarantor’s obligations hereunder.

7.1.3  With respect to any Guarantor which is not a natural person, it:

(a)  Is organized, validly existing, and in good standing under the laws of the jurisdiction of its formation;

(b)  Has the power and authority and all governmental licenses, authorizations, consents, and approvals to execute, deliver, and perform its obligations hereunder;

(c)  This Agreement has been authorized by all necessary action by Guarantor, and does not and will not:

(i) Contravene the terms of Guarantor’s organizational documents;

(ii) Conflict with or result in any breach or contravention of, any contractual obligation to which Guarantor is a party or any order, injunction, writ, or decree of any governmental authority to which Guarantor or Guarantor’s properties are subject; or

(iii) Violate any law, rule, or regulation of any governmental authority.

7.1.4  There are no actions, suits, proceedings, claims, or disputes pending, or, to the best knowledge of Guarantor, threatened or contemplated, at law, in equity, in arbitration, or before any governmental authority, against Guarantor or any of Guarantor’s properties which purport to affect or pertain to this Agreement or any of the transactions contemplated hereby or thereby.

8. WAIVERS.  GUARANTOR WAIVES:

8.1  ANY AND ALL SURETYSHIP DEFENSES, WHETHER ARISING BY CONTRACT, STATUTE OR BY OPERATION OF LAW.

8.2  Notice of (a) any adverse change in the financial condition of any Debtor, (b) any default in the performance of the Guaranteed Obligations; and (c) any other notice to which Guarantor might be entitled.

8.3  Any defense or claim arising out of (a) the release of any collateral securing the Guaranteed Obligations or (b) any fact that may increase Guarantor’s risk hereunder.

8.4  Any claim of usury.

8.5  Any other defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations have been fully paid) of Debtor including any defense arising from any statute of limitations.

8.6  Any defense based on the invalidity, irregularity, or unenforceability of all or any part of the Guaranteed Obligations or any other circumstance which might constitute a defense of a guarantor.

8.7  Any claim or defense based on (a) the validity, legality or enforceability in whole or in part of the Guaranteed Obligations, (b) any assignment, amendment, transfer, modification, renewal, waiver, compromise, addition or supplement relating to Guaranteed Obligations, (c) any setoff, counterclaim or any circumstances which might constitute a defense or discharge of Guarantor.

8.8  Any lack of power or authority of Debtor.

8.9  Any defense to payment hereunder resulting from Creditor’s releasing the Debtor or any other obligor owing the Guaranteed Obligations from their obligation to pay the Guaranteed Obligations, as well as Creditor’s failure to give Guarantor notice thereof.

8.10  All Guarantor’s rights of reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Guarantor.

8.11  All rights and defenses arising out of an election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the Debtor.

9. ACKNOWLEDGEMENTS AND AGREEMENTS.

9.1  Modifications to Credit Documents and Guaranteed Obligations. Without notice to Guarantor and without affecting or impairing the obligations of Guarantor hereunder, Creditor may, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, release any obligor of the Guaranteed Obligations or may grant other indulgences to Debtor in respect thereof, or may amend the Credit Documents, or may enforce, exchange, release, or waive any security for the Guaranteed Obligations or any guaranty of the Guaranteed Obligations.

9.2  Subordination. All present and future indebtedness of Debtor to Guarantor is subordinated to the payment of the Guaranteed Obligations.  In this regard, no payment of any kind whatsoever shall be made with respect to such indebtedness until the Guaranteed Obligations have been indefeasibly paid in full.  Any payment received by Guarantor in respect of such indebtedness shall be held by Guarantor as trustee for Creditor, and promptly paid over to Creditor on account of the Guaranteed Obligations but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Agreement.  Upon request by Creditor, any notes or other instruments now or hereafter evidencing such indebtedness of Debtor to Guarantor, shall be marked with a legend that the same are subject to this Agreement or shall be delivered to Creditor for safekeeping.

9.3  Commercially Reasonable Disposition of Collateral.  Any disposition of any collateral securing the Guaranteed Obligations shall be deemed commercially reasonable if, in the written opinion of three commercial loan officers with three or more years of workout experience each, the manner of the disposition was not inconsistent with the manner in which such commercial loan officers would have handled the disposition.

10. NOTICES.

10.1  All notices required to be given to Guarantor shall be deemed given upon the first to occur of (i) delivery thereof, prepaid, to the United States Postal Service or a nationally recognized overnight courier service, (ii) transmittal by electronic means to a receiver under the control of such party, or (iii) actual receipt by such party.

10.2  All notices to Creditor hereunder shall be deemed given upon actual receipt by a responsible officer of Creditor.

10.3  Notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

Guarantor

Address:	1097 Country Coach Dr., #705
Henderson, NV 89002
Attention: Email address:	Elliot M. Maza emaza@biozonelabs.com

Creditor

Address:	90 Merrick Avenue
East Meadow, NY 11554
Officer: Email address:	Dan Demonte, Vice President dan.demonte@midlandamericancapital.com

11. AMENDMENT AND WAIVER.

11.1  Only a writing signed by all parties hereto may amend this Agreement.  No failure or delay in exercising any right hereunder shall impair any such right that Creditor may have, nor shall any waiver by Creditor hereunder be deemed a waiver of any default or breach subsequently occurring. Creditor’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Creditor would otherwise have.

12. COSTS AND EXPENSES.

12.1  Guarantor agrees to reimburse Creditor on demand for the actual costs including:

12.1.1  ‘Attorneys’ fees, which Creditor has incurred or may incur in enforcing this Agreement or in connection with any federal or state insolvency proceeding commenced by or against Guarantor, including those (a) arising out of the automatic stay, (b) seeking dismissal or conversion of the bankruptcy proceeding or (c) opposing confirmation of Guarantor’s plan thereunder.

12.1.2  Photocopying (which, if performed by Creditor’s employees, shall be at the rate of $.10/page), travel, and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Guarantor is a party.

13. SUCCESSORS AND ASSIGNS.

13.1  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.2  Creditor may assign its rights and delegate its duties hereunder in connection with an assignment of the Guaranteed Obligations.  Upon such assignment, Guarantor shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Creditor.

14. ENTIRE AGREEMENT.

14.1  No promises of any kind have been made by Creditor or any third party to induce Guarantor to execute this Agreement.  No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

15. REVOCATION.

15.1  Guarantor waives any right to revoke the Agreement as to future Guaranteed Obligations.

15.2  If, contrary to the express intent of this agreement, any such revocation is attempted by Guarantor:

15.2.1  It shall not be effective until thirty days after written notice thereof has been actually received by any officer of Creditor;

15.2.2  It shall not apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof);

15.2.3  It shall not apply to any Guaranteed Obligations made or created after such date pursuant to a commitment of Creditor which was, or is believed in good faith by Creditor to be, in existence on the date of such revocation;

15.2.4  No payment by any other guarantor or Debtor, or from any other source, prior to the date of such revocation shall reduce the obligations of Guarantor hereunder; and

15.2.5  Payment by any other Guarantor or Debtor, or from any other source shall be first applied to Guaranteed Obligations, if any, as to which the revocation by Guarantor is effective and, to the extent so applied, shall not reduce the obligations of Guarantor hereunder.

16. CHOICE OF LAW

16.1  This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

17. WAIVER OF TRIAL BY JURY.

17.1  IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18. VENUE; JURISDICTION.

18.1Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Creditor so elects, be instituted in any court sitting in the Chosen State, in the city in which Creditor’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”).  Guarantor agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue.  Should such proceeding be initiated in any other forum, Guarantor waives any right to oppose any motion or application made by Creditor to transfer such proceeding to an Acceptable Forum.

19. SERVICE OF PROCESS.

19.1  Guarantor agrees that Creditor may effect service of process upon Guarantor by regular mail at the address set forth herein or at such other address as may be reflected in the records of Creditor, or at the option of Creditor by service upon Guarantor’s agent for the service of process.

IN WITNESS WHEREOF, Guarantor has executed this Agreement as of the date first written above.

____________________, a ______ corporation By: Name: ______________ Title: Chief Executive Officer

ACKNOWLEDGEMENT

STATE OF

COUNTY OF ________________________

This instrument was acknowledged before me on March ___, 2013 by ___________ as Chief Executive Officer of _____________, a _______ corporation.

______________________________

Notary Public

Printed Name: _________________

(Seal)

My Commission Expires:

_____________________